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                                                                   EXHIBIT a(11)


               FORM OF ELECTRONIC NOTICE TO ELIGIBLE EMPLOYEES OF
                      AN AMENDMENT TO THE OFFER TO EXCHANGE

June 30, 2003

To Eligible Employees:

AMENDMENT TO THE OFFER TO RESCIND THE EXCHANGE OF CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

In response to comments from the U.S. Securities and Exchange Commission (the "SEC"), we have amended the following documents in connection with the Offer to Rescind the Exchange of Certain Outstanding Options for New Options:

         o Offer to Rescind the Exchange of Certain Outstanding Options for New Options (the "Rescission Offer Document")--Attached is Amendment No. 1 to the Offer to Rescind the Exchange of Certain Outstanding Options for New Options (the "Amendment"). The Amendment does not alter any of the financial terms of the Offer.

         o Notice to Withdraw from the Offer Form (the "Notice to Withdraw")--The Notice to Withdraw has been amended to reflect the revised expiration date of the Rescission Offer.

         o Election Form And Cancellation Agreement (the "Election Form")--The Election Form is attached and will allow options that are withdrawn from the Exchange offer pursuant to a properly completed Notice to Withdraw to be re-submitted for purposes of the Exchange Offer, so long as you submit the completed Election Form as well as any other required documents before the Rescission Offer Expiration Date (as defined in the Rescission Offer Document and extended pursuant to the Amendment).

Except as indicated in the Amendment and the revised Notice to Withdraw, all other terms of the Rescission Offer remain unchanged.

NOTICE TO WITHDRAW FORMS ALREADY SUBMITTED WILL BE HONORED IN THE REVISED FORM AND DO NOT NEED TO BE RESUBMITTED.

As a reminder, the deadline to submit and Notice to Withdraw or an Election Form And Cancellation Agreement is 5:00 p.m. on July 15, 2003.


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